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                                                                     EXHIBIT 4.7


                            COLE NATIONAL CORPORATION

                      RESTRICTED STOCK UNIT AWARD AGREEMENT
                      -------------------------------------

         Cole National Corporation (the "COMPANY") hereby grants you, as an employee of the Company or a Subsidiary, the number of Restricted Stock Units listed below your name on APPENDIX A attached to this agreement. Capitalized terms that are used in this agreement are defined within this agreement or in the attached glossary.

1.       RIGHTS TO GRANTED SHARES.
         -------------------------

         (a) Your Restricted Stock Units represent the Company's promise to deliver to you one-third (1/3rd) of the total number of your Restricted Stock Units, less any Withholding Amount, in shares of common stock of the Company (the "GRANTED SHARES") on each of the three Vesting Dates listed on APPENDIX A, provided that you continuously remain an employee of the Company or a Subsidiary on the relevant Vesting Date, or the termination of your employment results from one of the factors described in
                  Section 3.

         (b) Following each Vesting Date, you will receive a certificate that evidences your ownership of the Granted Shares which vested on that Vesting Date, less the Withholding Amount, as long as you are still an employee of the Company or a Subsidiary, or your employment terminated because of one of the reasons described in Section 3. Once you receive your certificate, you will own the shares represented by that certificate and they will not be forfeitable to the Company for any reason.

2.       REQUIREMENT OF CONTINUED EMPLOYMENT.
         ------------------------------------

         (a) Your right to Granted Shares in exchange for any unvested Restricted Stock Units covered by this agreement will immediately terminate and your unvested Restricted Stock Units will be automatically forfeited without further notice on the date that your employment with the Company or a Subsidiary terminates, unless your termination is a result of one of the reasons described in Section 3.

         (b) Your employment will not be considered to have terminated, and you will not forfeit your unvested Restricted Stock Units, if your employment is transferred from the Company to any of its Subsidiaries, between Subsidiaries or from a Subsidiary to the Company.

3. EXCEPTIONS TO REQUIREMENT OF CONTINUED EMPLOYMENT. Your right to receive Granted Shares in exchange for any unvested Restricted Stock Units covered by this agreement will not terminate and your unvested Restricted Stock Units will


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         not be forfeited upon the termination of your employment, if your termination is a result of one of the following factors:

         (a) your death while you are employed by the Company or any Subsidiary;

         (b) your being certified as permanently and totally disabled under the terms of the Company's long-term disability policy ("TOTAL DISABILITY") while you are employed by the Company or any Subsidiary;

         (c)      your Retirement (see Section 8); or

         (d) your approved leave of absence, as determined in the sole discretion of the Company (an "APPROVED LEAVE").

                  If any of the above occur, the date you receive your Granted Shares, or the number of those shares that you will receive following such a termination may change as described below:

                           (i) If your employment terminates because of your
                  death or Total Disability, your unvested Restricted Stock Units will completely vest as of the date of your death or the effective date of your Total Disability and you or your beneficiary or estate, will receive a certificate for all of the Granted Shares represented by your remaining unvested Restricted Stock Units, less any Withholding Amount.

                           (ii) If your employment terminates because of your
                  Retirement, you will receive a prorated portion of your remaining unvested Restricted Stock Units, less any Withholding Amount. The portion of Granted Shares that you will receive will be based on the number of whole months that you were employed by the Company or a Subsidiary from (A) the Date of Grant, if you have not yet reached the first Vesting Date, or (B) the most recent Vesting Date, if you have reached at least one Vesting Date, to the effective date of your Approved Retirement.

                                    FOR EXAMPLE PURPOSES ONLY, assume that you have been granted 1,000 Restricted Stock Units on March 1, 2001. Your Vesting Dates would be March 1, 2002, March 1, 2003, and March 1, 2004. Assuming that you Retire on September 31, 2002, you would have already received 333 Granted Shares on the first Vesting Date of March 1, 2002. As of your Retirement, you would have worked 6 of the 24 months that remain until your last Vesting Date. Therefore, you would receive 6/24 of your 667 total remaining unvested Restricted Stock Units, which would equal
                                    166.75 shares. You would receive 166 shares, plus cash for the .75 share and less any Withholding Amount, upon your Retirement.


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                           (iii) During the time you remain on an Approved
                  Leave, your unvested Restricted Stock Units will continue to earn credit for vesting as if you remained at work. However, if you are on an Approved Leave on a Vesting Date, the Granted Shares that you would have received on that date if you had been at work will not vest and will not be issued to you until you return to work with the Company or a Subsidiary at the end of your Approved Leave. However, if you do not return to work after your Approved Leave terminates, your Granted Shares will not vest, unless the reason you do not return is your death, Permanent Disability or Retirement.

4.       WITHHOLDING TAXES.
         ------------------

         (a) The Company may be required to withhold federal, state, local and/or foreign taxes in connection with any issuance of Granted Shares under this agreement. To satisfy these requirements, the Company will withhold from the total number of Granted Shares you are to receive on a Vesting Date a number of shares that has a total value equal to the required Withholding Amount.

         (b) If you want to have an amount greater than the Withholding Amount withheld from the Granted Shares delivered to you on a Vesting Date, you must pay the amount in excess over the Withholding Amount to the Company in cash.

         (c) On each Vesting Date, the Company may choose to give you cash along with a certificate for your Granted Shares instead of issuing to you less than a whole share of common stock that might result after the Company withholds the Withholding Amount from your Granted Shares.

5.       RESTRICTIONS ON TRANSFER.
         -------------------------

         (a) You cannot transfer, sell, exchange, pledge or otherwise dispose of your Restricted Stock Units, except to the Company. If you transfer your Restricted Stock Units, the person you transfer to will not have any rights in those Restricted Stock Units, and they will not receive any Granted Shares on a Vesting Date.

         (b) Once a certificate evidencing Granted Shares is delivered to you, you may trade, sell or otherwise transfer those shares in any way you choose. We remind you that, consistent with Company policy and the law, you may not buy or sell the Company's stock based on your possession of material information about the Company that has not been made available to the public by the Company.

6. NO EFFECT ON YOUR EMPLOYMENT RELATIONSHIP. This agreement does not change your employment relationship with the Company or a Subsidiary. This agreement



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         does not change your right or the right of the Company or any
         Subsidiary to terminate your employment at any time, for any reason, with or without cause.

7.       MISCELLANEOUS.
         --------------

         (a) SECURITIES LAWS. The Company is relying on certain rules and exemptions of the Securities and Exchange Commission to issue freely tradable Granted Shares to you without registration. While we do not expect these rules change, if they do, or if the Company can no longer rely on these exemptions, the Company may not be able to issue the Granted Shares to you without violating the Securities Laws. If this happens, the Company, will notify you, and as soon as reasonably possible after your Vesting Date, will register the Granted Shares or, at the Company's option, substitute cash for your Granted Shares.

         (b) ADJUSTMENTS. If it is necessary to prevent an increase or decrease of the rights you have been granted by this agreement resulting from certain types of transactions that the Company may engage in, the Company may change the number or kind of shares of common stock issuable to you under this agreement. The types of transactions referred to in the previous sentence are (i) stock dividends, stock splits, combination of shares, recapitalization or other changes in the capital structure of the Company, (ii) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (iii) other transactions or events having an effect similar to any of those referred to in (i) or (ii) above.

         (c) AMENDMENTS. The Restricted Stock Units are being granted to you under the terms of the Company's 1999 Broad Based Employee Stock Plan (Amended and Restated February 28, 2001) (the "PLAN"). Any amendment to the Plan will also be deemed to be an amendment to this agreement to the extent that the amendment is applicable to this agreement. However, no amendment will be made that would negatively affect your rights under any Restricted Stock Unit without your consent.

         (d) GOVERNING LAW. The laws of the State of Ohio will govern this agreement, without regard to rules regarding conflicts of laws.

8. GLOSSARY. When used in this agreement, the following terms have the meanings set forth below:

                  "DATE OF GRANT" means the date you were awarded the Restricted Stock Units under this agreement, which can be found on APPENDIX A to this agreement.

                  "FAIR MARKET VALUE" means an amount equal to the average of the opening and closing prices of the Company's common stock on the New York Stock Exchange on the date of the valuation.




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                  "RETIREMENT" means (1) your retirement at or after you reach the age of 65 according to the terms of a pension or other retirement plan of the Company or any Subsidiary or, if earlier, (2) your retirement according to the terms of a pension or other retirement plan of the Company after you have reached age 55 but before you have reached age 65, as long as you have completed at least 5 years of service with the Company or any Subsidiary.

                  "SUBSIDIARY" means any direct or indirect subsidiary of Cole National Corporation.

                  "VESTING DATE" means each anniversary date of your Date of Grant for the next three years. Your Vesting Dates are listed on Appendix A.

                  "WITHHOLDING AMOUNT" means the minimum amount of withholding taxes, including federal, state and local income taxes and social security and Medicare taxes required to be withheld by the Company by the applicable taxing authorities, as the result of the vesting of Restricted Stock Units and/or the issuance of Granted Shares.




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         This agreement is executed by the Company on this ____ day of _______.

                                            Cole National Corporation

                                            By
                                                --------------------------------
                                            [name]
                                            [title]


         Please execute one copy of APPENDIX A attached to this Agreement and return it to:

                  Patricia Luzier
                  Senior Vice President, Human Resources and
                  Process Improvement and Chief Administrative Officer Cole Vision Corporation
                  1925 Enterprise Parkway
                  Twinsburg, Ohio 44087

         By executing this Agreement, you will be evidencing your acceptance of this grant of Restricted Stock Units according to the terms and conditions of the Plan and this Agreement.






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                                   APPENDIX A
                                   ----------





NAME OF EMPLOYEE:     _____________________________________



NUMBER OF RESTRICTED STOCK UNITS:



DATE OF GRANT:



VESTING DATES:                              VESTING AMOUNT





                                 ACKNOWLEDGEMENT

         I acknowledge receipt of an executed original of the Restricted Stock Unit Award Agreement and I accept the grant of Restricted Stock Units evidencing my right to receive Granted Shares or other consideration according to the terms and conditions of the 1999 Broad Based Employee Stock Plan (Amended and Restated February 28, 2001) and the Agreement.



                                         ---------------------------------------
                                         Employee

                                         Date:
                                                   -----------------------------



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